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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


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                                    FORM 15

                    CERTIFICATION AND NOTICE OF TERMINATION
                  OF REGISTRATION UNDER SECTION 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 33-9333
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                             ENVIRITE CORPORATION
            (Exact name of Registrant as specified in its charter)

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Suite 250, 620 West Germantown Pike, Plymouth Meeting, PA 19462
                                (610) 828-8655
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, par value $1.00
           (Title of each class of securities covered by this form)

                                     None
         (Title of all other classes for which a duty to file reports under Section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4 (a) (1) (i)     [X]     Rule 12h-3 (b) (1) (ii)   [ ]
       Rule 12g-4 (a) (1) (ii)    [ ]     Rule 12h-3 (b) (2) (i)    [ ]
       Rule 12g-4 (a) (2) (i)     [ ]     Rule 12h-3 (b) (2) (ii)   [ ]
       Rule 12g-4 (a) (2) (ii)    [ ]     Rule 15d-6                [ ]
       Rule 12h-3 (b) (1) (1)     [ ]

            Approximate number of holders of record as of the
       certification or notice date: 250
                                     ---

            Pursuant to the requirements of the Securities Exchange Act of 1934, Assessment Systems, Inc. has caused this certification/notification to be signed on its behalf by the undersigned duly authorized person:

                                   ENVIRITE CORPORATION

       Date: March 26, 1996        By /s/ Geoffrey Stengel, Jr.
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                                     Geoffrey Stengel, Jr.
                                     President